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                    EXHIBIT 11
            CONTROL DATA SYSTEMS, INC.
     Computation of Earnings Per Common Share
  (Dollars in thousands, except per share data)

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                                                  Three Months Ended            Nine Months Ended
                                               October 1,     October 2,    October 1,     October 2,
                                                  1994           1993          1994           1993


Net earnings (loss) applicable to
  common shares:
    Net earnings (loss)....................  $     (4,975)  $       982   $     (2,933)  $     6,637

Primary:
  Shares for common and common share
  equivalent earnings (loss) per share (1):
    Weighted average number of
      common shares outstanding............    13,780,379    13,579,145     13,734,254    13,012,226

    Dilutive effect of outstanding
      stock options and warrants...........             0       670,658              0       604,040
                                               13,780,379    14,249,803     13,734,254    13,616,266

Net earnings (loss) per common share
  and common share equivalents.............  $      (0.36)  $      0.07   $      (0.21)  $      0.49

Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss) per share (2):
    Weighted average number of
      common shares outstanding............    13,780,379    13,579,145     13,734,254    13,012,226

    Dilutive effect of outstanding
      stock options and warrants...........             0       697,064              0       660,997
                                               13,780,379    14,276,209     13,734,254    13,673,223

Net earnings (loss) per common share
  and common share equivalents.............  $      (0.36)  $      0.07   $      (0.21)  $      0.49

FN
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(1)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.
(2)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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